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                         [LETTERHEAD OF BEAR STEARNS]


                                                                    EXHIBIT 99.4


                            CONSENT OF BEAR STEARNS

We hereby consent to the use of our opinion letter dated November 2, 1999, to the Board of Directors of Building One Services Corporation ("Building One"), attached as Annex D to Group Maintenance America Corp.'s Joint Proxy Statement/Prospectus on Form S-4 and to the references to our firm in the S-4 under the headings "Summary," "Proposal 1--The Merger--Background of the Merger," "Proposal 1--The Merger--Recommendation of the Building One Board; Building One's Reasons for the Merger" and "Proposal 1--The Merger--Opinion of Financial Advisor to Building One." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.



By: /s/ Rick A. Lacher
   -----------------------------

December 22, 1999